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                      October 22, 2021

       J. Scott Burrows
       Chief Financial Officer
       Pembina Pipeline Corporation
       Suite 4000
       585 8th Avenue S.W.
       Calgary, Alberta
       Canada T2P 1G1

                                                        Re: Pembina Pipeline
Corporation
                                                            Form 40-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-35563

       Dear Mr. Burrows:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation